UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2019

Five Star Senior Living Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-16817	04-3516029
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-796-8387

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FVE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

In this Current Report on Form 8-K,  unless the context otherwise requires, the terms “we,” “us,” “our” and “the Company”  refer to Five Star Senior Living Inc. and its applicable subsidiaries.

Item 1.01.  Entry into a Material Definitive Agreement.

On June 12, 2019, we entered into a second amended and restated credit agreement with Citibank, N.A., as administrative agent and lender, and a syndicate of other lenders (the “credit agreement”), pursuant to which we have a $65.0  million secured revolving credit facility (the “credit facility”), that is available for general business purposes.  The credit facility replaced our then existing secured revolving credit facility (the “previous credit facility”), which was scheduled to expire on June 28, 2019.  We had borrowings of approximately $51.5 million outstanding under the previous credit facility at the time we entered into the credit agreement, which amount remains outstanding under the credit facility.

The maturity date of the credit facility is June 12, 2021, and, subject to the payment of an extension fee and meeting other conditions, we have an option to extend the stated maturity date of the credit facility for one, one year period.  We are required to pay interest at an annual rate of LIBOR plus a premium of 250 basis points, or at a base rate, as defined in the credit agreement, plus 150 basis points per annum, on borrowings under the credit facility. Other terms of the credit facility are substantially similar to those of the previous credit facility, including that we are required to pay a quarterly commitment fee of 0.35% per annum on the unused part of the credit facility; and that we may draw, repay and redraw funds until maturity, and no principal repayment is due until maturity.  The credit agreement also includes a feature under which the maximum borrowing availability under the credit facility may be increased to up to $165.0 million in certain circumstances.

We are the borrower under the credit facility, and certain of our subsidiaries guarantee our obligations under the credit facility, which is initially secured by real estate mortgages on 11 senior living communities with a combined 1,245 living units owned by our guarantor subsidiaries and our guarantor subsidiaries’ accounts receivable and certain related collateral.  The amount of available borrowings under the credit facility is subject to our having qualified collateral, which is primarily based on the value of the properties securing our obligations under the credit facility.  Accordingly, the availability of borrowings under the credit facility at any time may be less than $65.0 million.

The credit facility provides for acceleration of payment of all amounts outstanding upon the occurrence and continuation of certain events of default, including a change of control of us, as defined in the credit agreement.  The credit agreement contains a number of financial and other covenants, including covenants that restrict our ability to incur indebtedness or to pay dividends or make other distributions under certain circumstances and require us to maintain certain financial ratios and a minimum net worth.

Citibank, N.A. and the other lenders party to the credit agreement, as well as their affiliates, have engaged in, and may in the future engage in, investment banking, commercial banking, advisory and other commercial dealings in the ordinary course of business with us.  They have received, and may in the future receive, customary fees and commissions for these engagements.

The foregoing description of the credit agreement is not complete and is qualified in its entirety by reference to the full text of the credit agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the credit agreement in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 5.07.   Submission of Matters to a Vote of Security Holders.

At the Company’s annual meeting of stockholders held on June 11, 2019, the Company’s stockholders voted on the election of Bruce M. Gans as an Independent Director in Class III of the Board of Directors (the “Board”) for a three year term of office continuing until the Company’s 2022 annual meeting of stockholders and until his successor is duly elected and qualifies. Mr. Gans received the following votes:

For	Withhold	Broker Non-Votes
30,039,833	10,260,903	8,549,594

The Company’s stockholders also voted on the approval of the issuance of shares of the Company’s common stock, par value $.01 (the “Common Stock”), to Senior Housing Properties Trust (“SNH”) and SNH shareholders. This proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
33,671,043	6,472,725	156,968	8,549,594

The Company’s stockholders also ratified the appointment of RSM US LLP as the Company’s independent auditors to serve for the 2019 fiscal year. This proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
45,840,280	2,861,044	149,006	N/A

The results reported above are final voting results.

Item 8.01.    Other Events.

Board Committee and Other Appointments

On June 11, 2019, the Board appointed its Independent Directors, Mr. Gans and Mses. Barbara D. Gilmore and Donna D. Fraiche, to each serve on the Audit Committee, Compensation Committee, Nominating and Governance Committee and Quality of Care Committee and one of its Managing Directors, Mr. Gerard M. Martin, to serve on the Quality of Care Committee, with Ms. Gilmore appointed Chair of the Audit Committee, Mr. Gans appointed Chair of the Compensation Committee and Chair of the Quality of Care Committee and Ms. Fraiche appointed Chair of the Nominating and Governance Committee. The Independent Directors selected Ms. Fraiche to serve as the Lead Independent Director. The Board also appointed Mr. Adam D. Portnoy to serve as Chair of the Board.

Director Compensation

Also on June 11, 2019, the Company updated its Director compensation arrangements. A summary of the Company’s currently effective Director compensation arrangements is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Consistent with the Company’s Director compensation arrangements, on June 11, 2019, the Company awarded each of the Company’s Directors 12,500 shares of Common Stock valued at $0.54 per share, the closing price of the Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) on that date.

Reverse Stock Split

On June 12, 2019, the Company announced its intention to effect a reverse stock split of its issued and outstanding Common Stock at a ratio of one-for-10. The reverse stock split is currently expected to take effect at approximately 5:00 p.m. Eastern Time on September 30, 2019 (the “Effective Time”). Accordingly, if the reverse stock split is completed at the Effective Time, every 10 issued and outstanding shares of Common Stock would be converted into one share of Common Stock. No fractional shares will be issued in connection with the reverse share split. Instead, each stockholder that would otherwise be entitled to receive a fractional share will instead be entitled to receive, in lieu of such fractional share, cash in an amount equal to the relevant percentage of the product of a fraction of a share, multiplied by the closing price per share of Common Stock, on a split-adjusted basis, as reported by Nasdaq on September 30, 2019. It is expected that the reverse stock split will bring the Company in compliance with Nasdaq listing standards.

Press Release

On June 12, 2019, the Company issued a press release. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.   Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                        Second Amended and Restated Credit Agreement, dated as of June 12, 2019, among the Company, the Guarantors party thereto, Citibank, N.A. and the other parties thereto.

10.2                        Summary of Director Compensation

99.1                        Press Release dated June 12, 2019

Warning Concerning Forward-Looking Statements

This Current Report on Form 8-K contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws.  Also, whenever we use words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, we are making forward-looking statements.  These forward-looking statements are based upon our present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.  Actual results may differ materially from those contained in or implied by our forward-looking statements as a result of various factors. For example:

•                  our option to extend the maturity date of the credit facility for one, one year period is subject to our payment of extension fees and meeting other conditions which may not be met,

•                  the maximum borrowing availability under the credit facility may be increased up to $165.0 million in certain circumstances; however, increasing the maximum borrowing availability under the credit facility is subject to our obtaining additional commitments from lenders, which may not occur,

•                  actual costs under the credit facility will be higher than the applicable interest rate plus a premium because of fees and expenses associated with the credit facility,

•                  the amount of available borrowings under the credit facility is subject to our having qualified collateral, which is primarily based on the value of the assets securing our obligations under the credit facility. Accordingly, the availability of borrowings under the credit facility at any time may be less than $65.0 million.  Also, the availability of borrowings under the credit facility is subject to our satisfying certain financial covenants and other conditions that we may be unable to satisfy, and

•                  we currently expect to effect a one-for-10 reverse stock split on September 30, 2019. However, this reverse stock split is subject to the Board taking action to cause this reverse stock split to occur, and we are not obligated to effect this reverse stock split; as a result, this reverse stock split may not occur, may be delayed or accelerated, or its terms may change. Further, the benefits that we expect may be achieved from the reverse stock split, if it occurs, may not be realized, including our regaining and maintaining compliance with Nasdaq listing standards; if we fail to regain and maintain compliance with Nasdaq listing standards, Nasdaq may initiate proceedings to delist our Common Stock from Nasdaq.

The information contained in our filings with the Securities and Exchange Commission (“SEC”), including under “risk factors” in our periodic reports, or incorporated therein, identifies other important factors that could cause our actual results to differ materially from those stated in or implied by our forward-looking statements.  Our filings with the SEC are available on the SEC’s website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, we do not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR SENIOR LIVING INC.

	By:	/s/ Jeffrey C. Leer
	Name:	Jeffrey C. Leer
	Title:	Chief Financial Officer and Treasurer

Date: June 13, 2019